Exhibit 99.1

Stanley Martin Homes Completes Acquisition of United Homes Group

Transaction Expands Presence Across High-Growth Southeast Markets and

Strengthens Attainable Housing Platform

RESTON, VA & COLUMBIA, SC, May 4, 2026 — Stanley Martin Homes, LLC (“Stanley Martin Homes”) and United Homes Group, Inc. (“United Homes”) today announced that Stanley Martin Homes has completed its previously announced all-cash acquisition of United Homes for an enterprise value of approximately $221 million.

With the completion of the transaction, United Homes became a wholly-owned subsidiary of Stanley Martin Homes. The transaction brings together two complementary homebuilders with a shared focus on delivering attainable housing across high-growth markets in the Southeast. The combination expands Stanley Martin Homes’ regional footprint while strengthening its ability to serve entry-level and first-time move-up buyers.

“This is an important milestone for Stanley Martin Homes,” said Steve Alloy, President and Chief Executive Officer of Stanley Martin Homes. “The acquisition of United Homes is a meaningful step forward in our ability to deliver affordably priced housing to more families across the Southeast.”

Effective today, United Homes’ common stock has ceased trading on the Nasdaq Stock Market LLC. United Homes shareholders will receive $1.18 per share in cash for each share of United Homes common stock they owned.

Market Impact

The acquisition significantly expands Stanley Martin Homes’ footprint in South Carolina, one of the fastest-growing housing markets in the country. United Homes closed 1,192 homes in 2025 across Greenville, Spartanburg, Clemson, Columbia, and Myrtle Beach, South Carolina, as well as Augusta, Georgia. These markets complement Stanley Martin Homes’ existing operations and provide additional scale in regions with strong population and employment growth.

The United Homes acquisition is Stanley Martin Homes’ second acquisition in the past year, following the purchase of the assets and operations of Windsor Homes in September 2025.

Advisors and Legal Representation

Vestra Advisors served as exclusive financial advisor to the Mergers & Acquisitions Committee (the “Special Committee”) of the Board of United Homes. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to the Special Committee. Maynard Nexsen PC served as legal counsel to Stanley Martin Homes.

About Stanley Martin Homes

Stanley Martin Homes has been building new homes since 1966. Headquartered in Reston, VA, Stanley Martin Homes is one of the nation’s fastest-growing homebuilders, having built more than 40,000 homes and operating in 18 metropolitan areas and seven states, including Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and West Virginia. Named National Builder of the Year in 2021 by Builder Magazine, Stanley Martin Homes is driven to deliver on its mission to “design and build homes people love at a price they can afford.” Equal Housing Opportunity.

Stanley Martin Homes is a subsidiary of the Daiwa House Group. The Daiwa House Group is headquartered in Osaka and Tokyo, Japan and is one of the largest housing, construction, and development companies in the world. For more information about Stanley Martin Homes and its neighborhoods, visit https://www.stanleymartin.com.

About United Homes Group

United Homes Group is a homebuilder headquartered in Columbia, South Carolina focused on delivering attainable single-family homes across high-growth markets in the Southeast, primarily serving entry-level and first-time move-up buyers. United Homes is now a wholly-owned subsidiary of Stanley Martin Homes.

Stanley Martin Homes
John Piedrahita
piedrahitajm@stanleymartin.com
703.964.5046

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